Exhibit 99.1

Gevo Reports Third Quarter 2014 Financial Results

Producing Isobutanol at Luverne and Commencing Sales into the Chemicals and Fuel Blendstock Markets

•	Reports EPS of ($0.01)

•	Ended the third quarter with cash and cash equivalents of $14.0 million

•	Isobutanol production rates accelerate following the commissioning of the final phase of capital equipment for Side-by-Side operational mode

•	Total supplying Formula 1® racing fuel containing Gevo’s renewable isooctane

•	Gulf Racing Fuels selling high performance fuels using Gevo’s renewable isobutanol

ENGLEWOOD, Colo. – November 11, 2014 - Gevo, Inc. (NASDAQ: GEVO) today announced its financial results for the three months ended September 30, 2014 and provided an update on recent corporate highlights.

Luverne Update

The business plan associated with the Side-by-Side operational mode (SBS) at the Company’s Luverne, MN, plant, originally outlined publicly in March 2014, remains firmly on track. Gevo is producing both isobutanol and ethanol at commercial rates and has commenced selling isobutanol into the specialty chemicals and gasoline blendstock markets. With the final phase of capital equipment for SBS deployed in the third quarter, Gevo is positioned to increase isobutanol production rates at the Luverne facility, with an ultimate goal of producing 150-200 thousand gallons of isobutanol per month in one fermenter, while producing up to 1.5 million gallons of ethanol per month in the other three fermenters.

In the third quarter, Gevo:

•	Decreased the plant-level EBITDA loss for the quarter by almost 70% as compared to the 1st quarter of 2014;

•	Produced isobutanol and ethanol concurrently, shipping both products in rail car quantities;

•	Achieved a doubling of isobutanol batch sizes and a 50% reduction in isobutanol batch turnaround times;

•	Began selling isobutanol as a “drop-in” into the chemicals and fuels markets, achieving targeted sales prices of $3.50-4.50 per gallon; and

•	Began selling iDGs™, the animal feed from the isobutanol side of the Luverne plant.

“We remain extremely pleased by the progress at Luverne under the SBS. Our isobutanol volumes, rates, quality and costs are improving as per the projections in our original SBS plan. We have been successful in managing infections as we work through the isobutanol process improvements. We are focused on increasing the number of isobutanol gallons per batch, reducing the turnaround time between batches and driving production costs down, all while avoiding process upsets. We continue to optimize our isobutanol production process with the expectation of achieving production levels of 50-100 thousand gallons of isobutanol per month by the end of 2014,” said Dr. Patrick Gruber, Gevo’s CEO.

“Even before purification, isobutanol purity levels have been at 95%, excluding water, which has exceeded our targets. At the same time, isobutanol production costs continue to improve, and importantly, based on Luverne data, we can see that our long-term isobutanol production cost targets remain achievable with incremental process improvements. The team at Luverne has done a very good job implementing the SBS, moving down the isobutanol learning curve while successfully operating the ethanol side of the plant,” Gruber added.

“Operating under SBS has dramatically improved the cash flow profile of the plant. Our operating loss at the plant has decreased by almost 70% as compared to the first quarter of this year, and in August, we came close to achieving our target of EBITDA breakeven at the plant while producing both isobutanol and ethanol. Luverne has proven to be a strong production site with good corn basis, good animal feed prices, and good logistics. Going forward we will continue our efforts to increase production and sales of isobutanol, and achieve EBITDA positive results at the Luverne site,” he said.

Other Recent Highlights

On October 21, 2014, Gevo announced that it is selling renewable isooctane to Total for formulation into Formula 1® racing fuel. The Total racing fuel incorporating Gevo’s renewable isooctane is being used by the Infiniti Red Bull Racing team, which has achieved Grand Prix victories in Canada, Hungary and Belgium. Gevo has worked closely with the teams from Total Additives & Special Fuels and Total R&D who have successfully blended renewable isooctane into Formula 1® racing fuel formulations. Isooctane is a valuable gasoline additive, used to increase knock resistance, improve energy density, and lower the RVP (Reid Vapor Pressure) of the finished fuels. Gevo’s renewable isobutanol from the Luverne facility is being converted into bio-isooctane at its biorefinery in Silsbee, TX, operated in collaboration with South Hampton Resources, where Gevo also produces its renewable jet fuel and para-xylene. Gevo and Total are proud to have enabled this new fuel technology for Formula 1®, and validated it through Total’s long standing collaborations with Renault Sport F1 and partner teams.

On September 30, 2014, Gevo announced that it is selling renewable isobutanol to Gulf Racing Fuels for their new line of marine and off-road fuels. The new biofuels are designed to meet Gulf Racing Fuels’ requirement for an oxygenated off-road fuel. The renewable isobutanol is being produced at Gevo’s Luverne facility. Initially, Gulf Racing Fuels intends to create three new fuels that will target marine uses and all-terrain vehicles (ATV). Each fuel will use an isobutanol blend of approximately 16.1%, designed to deliver lower emissions and superior performance characteristics. These fuel blends are also designed to meet EPA emission requirements for marine and off-road engines without suffering from water solubility issues. The overall market opportunity in the U.S. for marine and off-road fuels is estimated to be over 1.7 billion gallons per year as reported by the EIA Annual Energy Outlook.

As previously announced, on August 5, 2014, Gevo closed an underwritten public offering of 30,000,000 shares of common stock and warrants to purchase an additional 15,000,000 shares of common stock. The gross proceeds to Gevo from this offering were approximately $18 million, not including any future proceeds from the exercise of the warrants.

Financial Highlights

Revenues for the third quarter of 2014 were $10.1 million compared to $1.1 million in the same period in 2013. The increase in revenue during 2014 is primarily a result of the production and sale of approximately $9.2 million of ethanol and distiller’s grains following the transition of the Luverne plant to the SBS.

During the third quarter of 2014, hydrocarbon revenues were $0.8 million, primarily related to the shipment of bio-jet fuel to the U.S. military during the quarter. Gevo also continued to generate revenue during the third quarter of 2014 associated with ongoing research agreements.

Cost of goods sold increased by $7.0 million during the three months ended September 30, 2014, as compared to the same quarter in 2013, due primarily to the increased production activity at the Luverne plant under the SBS. Gross loss was $1.6 million for the three months ended September 30, 2014. After deducting $1.4 million of depreciation expense, the cash gross loss was $0.2 million for the third quarter of 2014.

Research and development expense decreased by $1.8 million during the three months ended September 30, 2014, as compared to the same quarter in 2013, due primarily to a $0.6 million reduction in salary and consultant-related expenses, as well as a $0.8 million decrease in expenses at the hydrocarbons demo facility located in Silsbee. In the third quarter of 2013, Gevo incurred expenses associated with the building of the bio-PX reactor at the hydrocarbons plant under its agreement with Toray, which was substantially completed in the third quarter of 2013.

Selling, general and administrative expense decreased $3.1 million during the three months ended September 30, 2014, as compared to the same quarter in 2013, due primarily to a decrease of $2.1 million in legal expenses, largely related to litigation matters, and a decrease of $0.6 million in compensation-related expenses.

The Company expects an increase in expense associated with its ongoing litigation with Butamax Advanced Biofuels, LLC (“Butamax”). Although the U.S. District Court has temporarily stayed the litigation with Butamax involving certain patents, on September 3, 2014, the Delaware District Court issued an order, setting a trial date of August 24, 2015 for Case Nos. 1:12-cv-01036-SLR, 1:12-cv-01200-SLR and 1:12-cv-01300-SLR, and a trial date of April 25, 2016 for Case Nos. 1:12-cv-00298-SLR, 1:12-cv-00602-SLR and 1:12-cv-01014-SLR. As a result of this order, the Company expects that it will continue to incur significant costs related to its involvement with the foregoing legal proceedings for the foreseeable future.

Interest expense in the third quarter of 2014 was $2.6 million as compared to $1.7 million in the same period in 2013. The increase was primarily a result of the increased debt associated with the Whitebox financing completed in May 2014.

The company reported a non-cash gain of $4.9 million during the third quarter of 2014 related to changes in the fair value of its derivative warrant liabilities and embedded derivatives contained in the convertible notes issued in 2012 (2012 Notes). Gevo reported a $1.6 million gain during the third quarter of 2013 associated with changes in the fair value of the embedded derivatives contained in the 2012 Notes. The company did not have any holders of 2012 Notes opt to convert their note holdings into shares of Gevo common stock during the three months ended September 30, 2014.

The company also reported a non-cash gain of $5.7 million during the third quarter of 2014 related to a change in the fair value of the convertible notes issued in the second quarter of 2014 to Whitebox.

The net loss for the third quarter of 2014 was $0.9 million compared to $15.9 million during the same period in 2013.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick Gruber, Chief Executive Officer, and Mike Willis, Chief Financial Officer. They will review the company’s financial results for the three months ended September 30, 2014 and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (800) 708-4540 (inside the U.S.) or 1 (847) 619-6397 (outside the U.S.) and reference the access code 38261095 The presentation will be available via a live webcast at: http://www.media-server.com/m/p/ijcvbcsu?.

A replay of the call and webcast will be available two hours after the conference call ends on November 11, 2014. To access the replay, please dial 1-888-843-7419 (inside the US) or 1-630-652-3042 (outside the US) and reference the access code 38261095. The archived webcast will be available until Midnight EST on December 10, 2014 in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo’s underlying technology uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production and sale of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its first fermentation plant in Luverne, MN. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates its first biorefinery in Silsbee, TX, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc., Total SA and LANXESS, Inc., an affiliate of LANXESS Corporation, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2013 and in subsequent reports on Form 10-Q and Form 8-K and other filings made with the Securities Exchange Commission by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue and cost of goods sold
Ethanol sales and related products, net	$9,197	$—	$14,719	$—
Hydrocarbon revenue	778	704	3,426	2,016
Grant and other revenue and corn sales	166	423	620	4,513

Total revenues	10,141	1,127	18,765	6,529

Cost of goods sold	11,760	4,746	24,709	12,865

Gross loss	(1,619)	(3,619)	(5,944)	(6,336)

Operating expenses
Research and development	3,723	5,476	11,414	16,280
Selling, general and administrative and other	3,570	6,668	13,508	19,897

Total operating expenses	7,293	12,144	24,922	36,177

Loss from operations	(8,912)	(15,763)	(30,866)	(42,513)

Other income (expense)
Interest expense	(2,017)	(1,733)	(6,227)	(7,321)
Interest expense - debt issuance costs	(581)	—	(3,766)	—
Gain (Loss) from change in fair value of derivatives	4,899	1,587	10,242	2,280
Loss on conversion of debt	—	—	—	(2,038)
Gain (Loss) from Change in fair value of 2017 Convertible Notes	5,673		544
Other income	—	24	7	115

Total other expense	7,974	(122)	800	(6,964)

Net loss	$(938)	$(15,885)	$(30,066)	$(49,477)

Net loss per share attributable to Gevo, Inc. common stockholders - basic and diluted	$(0.01)	$(0.34)	$(0.40)	$(1.14)

Weighted-average number of common shares outstanding - basic and diluted	87,121,184	43,371,992	74,354,906	43,371,992

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$14,010	$24,625
Accounts receivable	2,042	1,358
Inventories	4,027	3,581
Prepaid expenses and other current assets	861	1,163

Total current assets	20,940	30,727

Property, plant and equipment, net	82,510	83,475
Deposits and other assets	4,031	2,153

Total assets	$107,481	$116,355

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$7,433	$13,030
Derivative warrant liability	2,877	7,243
Current portion of secured debt, net	253	788

Total current liabilities	10,563	21,061
Long-term portion secured debt, net	26,125	9,339
Convertible notes, net	12,920	14,501
Other long-term liabilities	348	479

Total liabilities	49,956	45,380

Total stockholders’ equity	57,525	70,975

Total liabilities and stockholders’ equity	$107,481	$116,355

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Operating Activities
Net loss	$(30,066)	$(49,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash expenses	11,950	10,212
Loss (gain) from change in fair value of derivatives	(10,786)	(2,280)
Loss on conversion of debt	—	2,038
Changes from working capital	(3,704)	7,787

Net cash used in operating activities	(32,606)	(31,720)

Investing Activities
Acquisitions of property, plant and equipment, net	(4,553)	(2,628)
Restricted cash - interest reserve	(2,611)	—

Net cash used in investing activities	(7,164)	(2,628)

Financing Activities
Payments on secured debt	(9,720)	(6,715)
Proceeds from issuance of debt	25,907	—
Proceeds from issuance of common stock	18,000	—
Other financing activities	(5,032)	(20)

Net cash used in financing activities	29,155	(6,735)

Net decrease in cash and cash equivalents	(10,615)	(41,083)

Cash and cash equivalents
Beginning of period	24,625	66,744

Ending of period	$14,010	$25,661

Gevo, Inc.

Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(2,779)	$(4,852)	$(10,900)	$(10,285)
Depreciation and amortization	1,374	584	2,498	1,651
Non-cash stock-based compensation	30	46	30	46

Non-GAAP loss from operations	$(1,375)	$(4,222)	$(8,372)	$(8,588)

Gevo, Inc.
Loss from operations	$(6,133)	$(10,911)	$(19,966)	$(32,228)
Depreciation and amortization	236	280	716	907
Non-cash stock-based compensation	607	993	607	993

Non-GAAP loss from operations	$(5,290)	$(9,638)	$(18,643)	$(30,328)

Gevo Consolidated
Loss from operations	$(8,912)	$(15,763)	$(30,866)	$(42,513)
Depreciation and amortization	1,610	864	3,214	2,558
Non-cash stock-based compensation	637	1,039	637	1,039

Non-GAAP loss from operations	$(6,665)	$(13,860)	$(27,015)	$(38,916)

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Media Contact:

Robin Peak

Gevo, Inc.

T: (720) 267-8632

rpeak@gevo.com

Investor Contact:

Mike Willis

Gevo, Inc.

T: (720) 267-8636

mwillis@gevo.com